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EXHIBIT 99(A)

         FOR IMMEDIATE RELEASE                              CONTACT:
                                                            Herman F. Dick, Jr.
                                                            (614) 870-5604

                        CORE MOLDING TECHNOLOGIES REPORTS
                       REFINANCING OF SECURED NOTE PAYABLE

COLUMBUS, Ohio - January 6, 2004 - Core Molding Technologies, Inc. (AMEX: CMT) today announced the refinancing of its secured note payable.

The Company retired its $18,059,000, 8% interest rate secured note, payable to International Truck and Engine Corporation through the use of cash and the proceeds of a new $9,000,000, seven-year, Libor based term loan secured from KeyBank. The note was previously due on December 31, 2006. In order to minimize the effect of interest rate fluctuations on its operations, the Company also entered into an interest rate swap agreement, whereby the Company will pay a fixed rate of 5.75% to swap the Libor based interest rate provided in the new financing agreement.

Core Molding Technologies, Inc. is a compounder of sheet molding composites
(SMC) and molder of fiberglass reinforced plastics. The Company's processing capabilities include the compounding and compression molding of SMC, vacuum assisted resin infusion molding, spray up and lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC compound for varied markets, including medium and heavy-duty trucks, automobiles, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this quarterly report: business conditions in the plastics, transportation, watercraft and commercial product


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industries; general economic conditions in the markets in which Core Molding
Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.


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